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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
InnSuites Hospitality Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[TRUST LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2003 Annual Meeting of Shareholders of InnSuites Hospitality Trust will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Friday, June 20, 2003, at 11:00 a.m., local time, for the purpose of considering and acting upon:

  1.
  The election of one Trustee to hold office until the 2006 Annual Meeting of Shareholders and until his successor shall be elected and qualified; and

  2.
  The transaction of any other business which properly may come before the meeting and any adjournments thereof.

        Shareholders of InnSuites Hospitality Trust of record at the close of business on April 21, 2003 are entitled to vote at the 2003 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Trustees
MARC E. BERG Secretary
Phoenix, Arizona May 19, 2003

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided which requires no postage if mailed in the United States.

May 19, 2003

[TRUST LOGO]

InnSuites Hotels Centre
1615 E. Northern Avenue
Suite 102
Phoenix, Arizona 85020

PROXY STATEMENT

        The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust (the "Trust") for use at the 2003 Annual Meeting of Shareholders to be held on June 20, 2003 and any adjournments thereof.

General Information

        Shareholders of record at the close of business on April 21, 2003 (the record date) will be entitled to vote at the 2003 Annual Meeting and at any adjournments thereof. At that date, the Trust had 1,995,701 Shares of Beneficial Interest ("Shares") issued and outstanding. Each Share is entitled to one vote on all matters that properly come before the 2003 Annual Meeting. At least 997,851 Shares must be represented at the 2003 Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

        Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted for the election of the Trustee nominee named herein. The election of Trustees requires the affirmative vote of a majority of the outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes, unless a broker's authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has the same effect as a vote against a Trustee, as each abstention or broker non-vote would be one less vote for a Trustee nominee.

        This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 23, 2003.

ELECTION OF TRUSTEE
(Item 1 on the Proxy Card)

        At the Annual Meeting, one Trustee is to be elected to a term of three years and until his respective successor is duly elected and qualified. Accordingly, Marc E. Berg will stand for re-election as Trustee to a term expiring at the 2006 Annual Meeting. Unless a shareholder requests that voting of the proxy be withheld for the nominee for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Shares represented by proxies solicited hereby will be voted FOR the election of Marc E. Berg as Trustee to a term expiring at the 2006 Annual Meeting. The nominee has consented to being named in this Proxy Statement and to serve if elected. Should the nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event which the current Trustees do not now expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for one person as a substitute nominee.

        The Trust's Board of Trustees currently has five members and is divided into three classes, as follows:

  •
  one Trustee in the class whose term expires at the 2003 Annual Meeting of Shareholders;

  •
  two Trustees in the class whose terms expire at the 2004 Annual Meeting of Shareholders; and

  •
  two Trustees in the class whose terms expire at the 2005 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his successor is duly elected and qualified.

        Marc E. Berg, whose term as Trustee expires at the 2003 Annual Meeting, has chosen to stand for re-election as Trustee to a term expiring at the 2006 Annual Meeting. The biography of Mr. Berg, and each of the Trustees whose term in office will continue after the 2003 Annual Meeting, is set forth below. The Board of Trustees of the Trust recommends a vote FOR Marc E. Berg as Trustee.

Nominees, Trustees and Executive Officers

        The information concerning the Trustees and executive officers of the Trust set forth in the following table is based in part on information received from the respective Trustees and executive officers and in part on the Trust's records. The following table sets forth the name, age, term of office and principal business experience for each Trustee, nominee for Trustee and executive officer of the Trust, as applicable.

Name	Principal Occupations During Past Five Years, Age as of April 21, 2003 and Directorships Held	Trustee Since
Nominee for a Term Expiring in 2006
Marc E. Berg(1)
	Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President—Acquisitions of the Trust from December 16, 1998 to February 10, 1999. Consultant to InnSuites Hotels since 1989. Self-employed as a Registered Investment Advisor since 1985. Age: 50.	January 30, 1998
Trustees Whose Terms Expire in 2005
Edward G. Hill(1)(2)(3)
	President of E. G. Hill & Associates, a management consulting company, since 1999. Former President of ABCO Foods, a division of Fleming Companies, Inc., an owner and operator of grocery stores, from 1984 to 1998. Age: 58.	January 30, 1998
Steven S. Robson(2)(3)	President of Robson Communities, Inc. and Scott Homes and Scott Multifamily, Inc., residential real estate developers, since 1979. Age: 47.	June 16, 1998
Trustees Whose Terms Expire in 2004
James F. Wirth(1)
	Chairman, President and Chief Executive Officer of the Trust since January 30, 1998. President and owner of Suite Hotels LLC and affiliated entities, owners and operators of hotels, since 1980. President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth, since 1973. Age: 57.	January 30, 1998
Peter A. Thoma(2)(3)
	Owner and operator of A&T Verleigh, Hamburg, Germany, a hospitality service and rental company, since 1997. Owner and operator of Thoma Zeltsysteme, Hamburg, Germany, an import and sales company, since 1997. Age: 37.	April 13, 1999

(1)
Member of the Executive Committee.

(2)
Member of the Audit Committee.

(3)
Member of the Compensation and Nominating Committee.

Other Executive Officers

Anthony B. Waters	Chief Financial Officer of the Trust since February 29, 2000. Controller of the Trust from June 17, 1999 to February 29, 2000. Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc. Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998. Age: 56.

        The Trustees held two meetings during fiscal year 2003. The nominee for Trustee, Mr. Berg, was a member of the Board of Trustees during fiscal year 2003.

Board Committees

  Audit Committee

        The Audit Committee has the responsibility of recommending to the Trustees the selection of the Trust's independent auditors, reviewing the scope and results of audit and non-audit services and reviewing internal accounting controls. The Audit Committee is also responsible for assessing the independence of the Trust's auditors. The Audit Committee met three times during fiscal year 2003.

  Compensation and Nominating Committee

        The Compensation and Nominating Committee has the responsibility of determining the compensation of senior management, advising the Trustees on the adoption and administration of employee benefit and compensation plans, administering the Trust's 1997 Stock Incentive and Option Plan, screening and nominating candidates for election as Trustees and recommending committee members for appointment by the Board of Trustees. A shareholder who wishes to suggest a Trustee candidate for consideration by the Nominating Committee should send a resume of the candidate's business experience and background to James F. Wirth at the Trust. The Compensation and Nominating Committee met twice during fiscal year 2003.

  Executive Committee

        The Executive Committee has the responsibility of exercising all of the powers of the Board of Trustees in the management of the business and affairs of the Trust, other than filling vacancies in the Board of Trustees or in any committee of the Board of Trustees, during intervals between meetings of the Board of Trustees. The Executive Committee met twice during fiscal year 2003.

        All Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and all committees on which the Trustee served.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements of the Trust for the fiscal year ended January 31, 2003 with the management of the Trust. In addition, the Audit Committee has discussed with McGladrey & Pullen, LLP, the independent auditors of the Trust, the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee has also received the written disclosures and the letter from McGladrey & Pullen required by Independence Standards Board Standard No. 1 and has discussed with McGladrey & Pullen its independence from the Trust, including the compatibility of non-audit services with McGladrey & Pullen's independence.

        Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Trust's Form 10-K was filed with the Securities and Exchange Commission on May 1, 2003.

        The Board of Trustees of the Trust has adopted a written charter for the Audit Committee of the Trust, which was attached as an Appendix to the Trust's Proxy Statement for the 2002 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 4, 2001. The members of the Audit Committee of the Trust are "independent," as such term is defined by Section 121(A) of the American Stock Exchange listing standards.

        By the Audit Committee of the Board of Trustees:

  Edward G. Hill, Chairman
  Steven S. Robson
  Peter A. Thoma

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

        During fiscal year 2004, the Trust will issue 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered as a Trustee of the Trust during fiscal year 2003. During fiscal year 2005, the Trust intends to issue 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as Trustee compensation for services rendered during fiscal year 2004.

Summary Compensation Table

        The table below shows individual compensation information for the Trust's Chief Executive Officer and any other executive officer whose total annual salary and bonus for the fiscal year ended January 31, 2003 exceeded $100,000.

Name and Principal Position	Fiscal Year	Annual Salary		Securities Underlying Options
James F. Wirth President and Chief Executive Officer(1)	2003 2002 2001	$95,936 90,940 130,000	(2) (3)	N/A N/A N/A
Anthony B. Waters Chief Financial Officer	2003 2002 2001	$129,392 121,477 104,500	(4)	N/A N/A N/A

(1)
The terms of Mr. Wirth's Employment Agreement are summarized below.

(2)
Although Mr. Wirth's annual salary for fiscal year 2003 was set at $126,000, Mr. Wirth agreed to a salary reduction that resulted in an annual salary of $95,936 for fiscal year 2003.

(3)
During fiscal year 2002, Mr. Wirth was paid $90,940 and agreed to defer the payment of an additional $20,923 until a future date mutually agreeable to Mr. Wirth and the Trust. The deferred salary payment of $20,923 was waived and forfeited by Mr. Wirth during fiscal year 2003.

(4)
During fiscal year 2002, Mr. Waters was paid $117,115 and agreed to defer the payment of an additional $4,362 until March 31, 2002. In March 2002, Mr. Waters was paid the deferred salary payment of $4,362.

Aggregated Option Exercises in Fiscal Year
2003 and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At Fiscal Year- End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options At Fiscal year-End($) Exercisable/ Unexercisable
James F. Wirth	N/A	N/A	50,000/0	N/A*
Anthony B. Waters	N/A	N/A	13,333/6,667	N/A*

*
As of April 21, 2003, none of the options held by such individuals were in-the-money.

Compensation and Nominating Committee Report

        Under the supervision of the Compensation and Nominating Committee of the Board of Trustees, the Trust has developed and implemented compensation policies, plans and programs that seek to enhance the Trust's ability to recruit and retain qualified management and other personnel, including a stock option program that seeks to create long-term incentives for management and other personnel. In developing and implementing compensation policies and procedures, the Compensation and Nominating Committee seeks to provide rewards for the long-term value of an individual's contribution to the Trust. The Compensation and Nominating Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

        James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, has an Employment Agreement with the Trust expiring in December 2007. Pursuant to the terms of the Employment Agreement, upon the termination of the Advisory Agreement with Mid-America ReaFund Advisors, Inc. ("MARA"), a company owned by Mr. Wirth and his spouse, which termination occurred effective January 1, 1999, Mr. Wirth is to receive, each year through 2007, up to the amount MARA would have received for advisory and management services under the Advisory Agreement, but in no event will his compensation exceed $160,000 per year. Based upon a review of the performance of the Trust and upon the recommendation of the Compensation and Nominating Committee, during fiscal year 2003, Mr. Wirth's annual salary was set at $126,000, which is less than he is entitled to receive under the terms of his Employment Agreement. Mr. Wirth agreed to reduce his annual salary for fiscal year 2003 from $126,000 to $95,936. Mr. Wirth also agreed to forfeit, during fiscal year 2003, $20,923 of deferred compensation that was earned during fiscal year 2002 and to be paid at a future date mutually agreeable to Mr. Wirth and the Trust. The Compensation and Nominating Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.

        During fiscal year 2003, the Compensation and Nominating Committee did not award any stock options to employees or executive officers of the Trust.

        By the Compensation and Nominating Committee of the Board of Trustees:

  Edward G. Hill, Chairman
  Steven S. Robson
  Peter A. Thoma

Trust Performance Graph

        The following graph compares total shareholder returns from the Trust over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and the National Association of Real Estate Investment Trusts, Inc.'s Total Return Indexes for equity real estate investment trusts ("NAREIT"). Total return values for the S&P 500, NAREIT and the Trust were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends. The shareholder returns shown on the following graph are not necessarily indicative of future performance.

        The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and otherwise shall not be deemed filed under such Acts.

Trust	100.00	72.34	67.52	74.42	36.02	50.69
NAREIT	100.00	81.20	79.37	101.00	114.11	120.61
S&P 500	100.00	132.49	146.20	144.88	121.49	93.52

	1/31/98	1/31/99	1/31/00	1/31/01	1/31/02	1/31/03

Certain Transactions

  Employment Agreement with Mr. Wirth

        Mr. Wirth has an Employment Agreement with the Trust, expiring in December 2007. See "Compensation and Nominating Committee Report" above.

  Acquisition of InnSuites Hotels by the Trust

        In December 2000, InnSuites Hotels, Inc. ("InnSuites Hotels") and the Trust established independent review groups to consider altering the structure of the management and operations of the Trust's hotels pursuant to the provisions of the REIT Modernization Act (the "RMA"). The RMA, among other things, permits the Trust to own the stock of a taxable REIT subsidiary ("TRS") that may engage in businesses previously prohibited to the Trust, including leasing hotels, provided that such hotels are managed and operated by independent third parties, as defined by the RMA. Effective February 1, 2001, the Trust acquired all of the issued and outstanding common and preferred equity stock of InnSuites Hotels for $11,531 in cash consideration and the assumption of approximately

$1.6 million of net liabilities. Prior to the acquisition, InnSuites Hotels was owned 23% by Marc E. Berg, Executive Vice President, Secretary, Treasurer and Trustee of the Trust, 9.8% by InnSuites Innternational Hotels, Inc. ("InnSuites Innternational"), a wholly-owned affiliate of Mr. Wirth and his spouse, and 67.2% by unrelated parties.

        Following the acquisition, InnSuites Hotels elected to be treated as a TRS under the RMA. As a result, the management contracts between InnSuites Hotels and InnSuites Innternational relating to the Trust's eleven hotels were terminated effective January 31, 2001 and new management contracts were entered into on substantially similar terms with Suite Hospitality Management, Inc. (the "Management Company"), 9.8% of which is owned by Mr. Wirth and which qualifies as an independent third party manager and operator of the Trust's hotels under the RMA. There were no termination fees charged in connection with the cancellation of the old management contracts. In exchange for its assumption of the management agreements, the Management Company agreed to pay $911,320 to InnSuites Innternational in order for InnSuites Innternational to satisfy its liabilities. Effective February 1, 2001, RRF Limited Partnership, the Trust's operating partnership (the "Partnership"), InnSuites Hotels and the Management Company entered into an amended Intercompany Agreement whereby, subject to certain terms and conditions, the Partnership granted InnSuites Hotels a right a first refusal to lease, and the Management Company a right of first refusal to operate, any real property acquired by the Partnership. In return, the Partnership was granted a right of first refusal to pursue opportunities presented to InnSuites Hotels or the Management Company to purchase investments in real estate, hotel properties, real estate mortgages, derivatives or entities that invest in any of the foregoing. In connection with the acquisition, the rate structures of the percentage leases for the Trust's hotels were amended to reflect current economic and market conditions and the employees of InnSuites Hotels became employees of the Management Company. The acquisition of InnSuites Hotels by the Trust resulted in the following benefits: (1) a more direct relationship between the Trust's hotels and the Trust, (2) the inclusion of InnSuites Hotels' revenues in excess of required rent payments in the Trust's consolidated financial reports, (3) the elimination of potential conflicts of interest and (4) the reduction of certain administrative costs relative to the operation of the Trust's hotels and the administration of the percentage leases.

  Management of Hotel Properties and Licensing Agreements

        Mr. Wirth derived, and in the future will derive, benefits from the management of the Trust's hotel properties by the Management Company and the license agreements with the InnSuites Licensing Corp. (the "Licensing Corp."), an entity owned by Mr. Wirth.

        Prior to February 1, 2001, InnSuites Hotels operated and managed all of the Trust's hotels, with the assistance of InnSuites Innternational. Pursuant to management contracts, InnSuites Hotels paid InnSuites Innternational an annual management fee of 2.5% of gross revenues for property management services. Following the acquisition of InnSuites Hotels by the Trust effective February 1, 2001, InnSuites Hotels operates and manages the Trust's hotels with the assistance of the Management Company, pursuant to substantially the same terms as the InnSuites Innternational management agreements. Effective February 1, 2003, the annual management fee charged by the Management Company to InnSuites Hotels was reduced to 2.0% of gross room revenues. This reduction will be effective through January 31, 2005, when the annual management fee will return to the level stated in the original agreement.

        InnSuites Hotels pays the Licensing Corp. an annual licensing fee of 2.5% of gross revenues (1.25% for those hotel properties which also carry a third-party franchise, such as Best Western® or Holiday Inn®) for trademark and licensing services relating to the use of the InnSuites® name and marks. The agreements were modified on November 1, 2002 to reduce the annual licensing fee to 2.0% of gross room revenues (1.0% for those properties which also carry a third-party franchise). The modification is in effect until January 31, 2005, when the trademark and licensing fees will return to the levels stated in the original agreement. Due to certain restrictions relating to the Trust's line of credit and term loan, the Management Company agreed to waive management fee payments and the Licensing Corp. agreed to waive licensing fee payments for a period of five months from May 1, 2002 through September 30, 2002. The waived management and licensing fees were expensed and recorded as a capital contribution due to the related party relationship between the Trust and the Management Company and the Licensing Corp. Subsequent to September 30, 2002, the Trust made payments for one month to the Management Company and made no payments to the Licensing Corp.

  Sale of Scottsdale, Arizona Property

        Subsequent to fiscal year 2003, the Trust sold its Scottsdale, Arizona property to an affiliate of Mr. Wirth, Scottsdale Eldorado Resort, LLC, for its February 2003 appraised value of $3.1 million. Scottsdale Eldorado Resort, LLC assumed $1.1 million of the Trust's notes payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, assumed the Trust's $500,000 note payable to Capital Resource Lenders-I, L.L.C., an affiliate of Mr. Wirth, and paid the $1.5 million balance on the Trust's term loan with the lender to satisfy the purchase price.

  Related Party Loans and Advances to the Trust

        Notes and advances payable to related parties consist of funds provided by Mr. Wirth and other related parties to repurchase Partnership units and to fund working capital and capital improvement needs. The aggregate amount outstanding was approximately $9.9 million as of January 31, 2003. The notes and advances payable to related parties are as follows:

        On July 27, 2000, the Trust purchased 311,326 of the Partnership's Class A limited partnership units from Steve Robson, Trustee of the Trust, for $750,000. The Trust made an initial payment of $5,000 and issued a promissory note in the amount of $745,000. The promissory note is secured by the purchased Partnership units and bears interest at 7% per year. The unpaid principal balance and accrued interest is amortized over 36 months. The final payment is due August 27, 2003. Beginning June 1, 2001, the Trust and Mr. Robson agreed to defer payments until March 2002, when payments resumed as scheduled. Beginning May 1, 2002, the Trust and Mr. Robson again agreed to defer payments until February 2003, when payments resumed as scheduled. The principal balance as of January 31, 2003 was $553,449.

        Mr. Wirth made an unsecured loan to the Trust in the amount of $2 million, bearing interest at 7% per year, effective March 15, 1999. Interest only payments were due annually beginning March 15, 2000. A principal payment of $500,000 is due on March 1, 2004. The remaining unpaid principal balance and accrued interest is due on March 15, 2005. The Trust used the proceeds to purchase general partner units in the Partnership. On September 10, 2002, Mr. Wirth assigned his interest in this note to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth. The principal balance as of January 31, 2003 was $2,000,000.

        Mr. Wirth made a secured loan that replaced four outstanding unsecured loans to the Trust totaling $600,000. The promissory note is secured by second and third mortgages on the Flagstaff and Scottsdale, Arizona hotels, respectively, as well as the Partnership's equity holdings in Baseline Hospitality Properties Limited Partnership, which owns the Tempe, Arizona hotel. The secured consolidated promissory note from the Trust in the amount of $600,000, bearing interest at 7% per year, became effective August 1, 2000. The unpaid principal balance and accrued interest on the secured consolidated promissory note is due on July 15, 2006. On September 10, 2002, Mr. Wirth assigned his interest in this note to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth. The principal balance as of January 31, 2003 was $600,000.

        Mr. Wirth made nine secured loans to the Trust in the total amount of $2,066,000, all bearing interest at 7% per year, effective varying from August 15, 2000 to April 27, 2001. The Trust used the proceeds to acquire the Albuquerque, New Mexico hotel and to fund operations. The promissory note is secured by second and third mortgages on the Flagstaff and Scottsdale, Arizona hotels, respectively, as well as the Partnership's equity holdings in Baseline Hospitality Properties Limited Partnership, which owns the Tempe, Arizona hotel. The unpaid principal balance and accrued interest on the unsecured promissory note is due on July 15, 2006. On September 10, 2002, Mr. Wirth assigned his interest in this note to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth. The principal balance as of January 31, 2003 was $1,347,000.

        On July 27, 2000, the Partnership repurchased 300,000 of the Trust's Shares of Beneficial Interest from Mr. Wirth and/or his affiliates, issuing ten secured promissory notes in the aggregate amount of $720,000 and $3,000 cash. The promissory notes are secured by the repurchased shares and bear interest at 7% per year. The unpaid principal balances and accrued interest are due at various dates ranging from August 27, 2000 to July 27, 2003. Beginning June 1, 2001, the Trust and the noteholders agreed to defer payments until March 2002, when payments resumed as scheduled. Beginning March 2002, the Trust and the noteholders again agreed to defer payments until May 2003 when payments will resume as scheduled. The principal balance as of January 31, 2003 was $282,454.

        Rare Earth Development Company, an affiliate of Mr. Wirth, made fifteen unsecured loans to the Trust in the total amount of $3,802,500, all bearing interest at 7% per year. The Trust used the proceeds to fund operations. The unpaid principal balances and accrued interest were due on July 15, 2002. However, the term of the loans were extended to July 15, 2007. On September 10, 2002, Rare Earth Development Company assigned its interest in the note to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth. The principal balance as of January 31, 2003 was $3,802,500. Subsequent to fiscal year 2003, the Trust sold its Scottsdale, Arizona property to an affiliate of Mr. Wirth. In connection with the sale of the Scottsdale property, $1.1 million of this note was paid off using proceeds from such sale.

        On May 1, 2002, Mr. Wirth received an unsecured promissory note from the Trust for interest due and payable totaling $158,667. The unsecured promissory note bears interest at 7% per year and matures on March 15, 2004. On January 31, 2003, Mr. Wirth forgave the note and the Trust recognized a capital contribution of $158,667.

        On July 15, 2002, Mr. Wirth received an unsecured promissory note from the Trust for interest due and payable totaling $200,153. The unsecured promissory note bears interest at 7% per year and matures on July 15, 2006. On January 31, 2003, Mr. Wirth forgave the note and the Trust recognized a capital contribution of $200,153.

        On July 15, 2002, Rare Earth Development Company, an affiliate of Mr. Wirth, received an unsecured promissory note from the Partnership for interest due and payable totaling $311,809. The unsecured promissory note bears interest at 7% per year and matures on July 15, 2007. On January 31, 2003, Rare Earth Development Company forgave the note from the Partnership and the Trust recognized its share of the $311,809 capital contribution.

        On July 25, 2002, the Trust purchased 225,390 Class B Partnership Units in the Partnership from Hulsey Hotels Corporation, an affiliate of Mr. Wirth, for $439,511, issuing a secured promissory note for $438,000 and $1,511 cash. The note is secured by the purchased units, bears interest at 7% per year and is amortized over 48 months, with monthly principal and interest payments beginning on April 1, 2003. The principal balance as of January 31, 2003 was $438,000.

        On July 26, 2002, the Trust repurchased 118,513 Shares of Beneficial Interest in the Trust from Mr. Wirth for $231,100, issuing a secured promissory note for $230,000 and $1,100 cash. The note is secured by the repurchased shares, bears interest at 7% per year and is amortized over 48 months, with monthly principal and interest payments beginning on April 1, 2003. The principal balance as of January 31, 2003 was $230,000.

        On July 26, 2002, InnSuites Hotels purchased 65,000 Shares of Beneficial Interest in the Trust from Mr. Wirth for $126,750, issuing an unsecured promissory note for $125,000 and $1,750 cash. The unsecured promissory note bears interest at 7% per year and is amortized over 48 months, with monthly principal and interest payments beginning on April 1, 2003. The principal balance as of January 31, 2003 was $125,000.

        On October 8, 2002, Capital Resource Lenders-I, L.L.C., an affiliate of Mr. Wirth, received a secured promissory note in the amount of $125,000 from the Partnership. The promissory note is secured by the Scottsdale, Arizona hotel. The funds were used to pay down the term loan on the Scottsdale property. The secured promissory note bears interest at the greater of 8.0% or the prime rate plus 0.5% per year, not to exceed 10.0% per year, with monthly payments based on a twenty year amortization with the remaining unpaid principal and interest due on September 30, 2009. The principal balance as of January 31, 2003 was $125,000. Subsequent to fiscal year 2003, this note was paid in full using proceeds from the sale of the Scottsdale, Arizona property.

        Capital Resource Lenders-I, L.L.C., an affiliate of Mr. Wirth, received three secured promissory notes in the amount of $287,750 from the Partnership with effective dates ranging from November 21, 2002 to January 7, 2003. The promissory note is secured by the Scottsdale, Arizona hotel. The funds will be used to pay down the term loan on the Scottsdale property. The secured promissory notes bears interest at the greater of 8.0% or the prime rate plus 0.5% per year, not to exceed 10.0% per year, with monthly payments based on a twenty year amortization with the remaining unpaid principal and interest due on September 30, 2009. The principal balance as of January 31, 2003 was $287,750. Subsequent to fiscal year 2003, this note was paid in full using proceeds from the sale of the Scottsdale, Arizona property.

        On January 31, 2003, Fort Worth/Dallas Suite Hospitality Partnership, an affiliate of Mr. Wirth, received an unsecured promissory note in the amount of $110,000 from the Partnership. The Partnership used the proceeds to fund operations. The secured promissory note bears interest at 7.0% and matures on February 5, 2003. The note was paid in full on February 5, 2003. The principal balance as of January 31, 2003 was $110,000.

        The Trust paid interest on related party notes to Mr. Wirth and his affiliates in the amount of $28,373 for the twelve months ended January 31, 2003.

OWNERSHIP OF SHARES

        The following table sets forth information as of April 21, 2003 in respect of any persons known to the Trust to be the beneficial owner of more than 5% of the Shares and the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominees and executive officers as a group.

Five Percent Beneficial Owners and
Beneficial Ownership of Trustees, Nominees and Executive Officers

Name	Shares Beneficially Owned	Percentage of Outstanding Shares
5% Beneficial Owners
Mason E. Andersen(1)	218,606	10.44%
Dan Z. Bochner(2)	238,383	11.94%
Lee J. Flory(3)	184,416	8.64%
Trustees, Nominees and Executive Officers
James F. Wirth(4)	505,000	24.69%
Marc E. Berg(5)	141,225	6.97%
Edward G. Hill(6)	39,852	1.98%
Steven S. Robson(7)	51,100	2.54%
Peter A. Thoma(8)	23,233	1.56%
Anthony B. Waters(9)	16,333	*
Trustees, Nominees and Executive Officers as a group (six persons)	776,743	36.26%

(1)
Consists of 98,606 Class A Limited Partnership Units in the Partnership that are convertible at any time, at the option of the holder thereof, into Shares and 120,000 Shares held by the Andersen Trust dated August 27, 1980, of which Mr. Andersen and his spouse are co-trustees and income beneficiaries. The address for Mr. Andersen is 3024 West Sahuaro Drive, Phoenix, Arizona 85029.

(2)
Pursuant to Amendment No. 2 to Schedule 13-D, dated December 30, 1996, filed with the Securities and Exchange Commission on December 31, 1996 by Mr. Bochner. The address for Mr. Bochner is 1618 Cotner Avenue, Los Angeles, California 90025.

(3)
Consists of 118,344 Class A Limited Partnership Units in the Partnership that are convertible at any time, at the option of the holder thereof, into Shares, 20,000 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 46,072 Shares. The address for Mr. Flory is 716 South 6th Avenue, La Grange, Illinois 60525.

(4)
Consists of 50,000 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 455,000 Shares. These Shares are owned jointly by Mr. Wirth and his spouse. Mr. Wirth and his spouse also own 5,000,974 Class B Limited Partnership Units in the Partnership, the conversion of which is restricted and permitted only at the discretion of the Board of Trustees of the Trust. The address for Mr. Wirth is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(5)
Consists of 30,000 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 111,225 Shares. The address for Mr. Berg is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(6)
Consists of 20,000 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 19,852 Shares.

(7)
Consists of 20,000 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 31,100 Shares.

(8)
Consists of 13,333 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 9,900 Shares.

(9)
Consists of 13,333 Shares that may be acquired within 60 days of April 21, 2003 pursuant to the exercise of stock options and 3,000 Shares.

*
Less than one percent (1.0%).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on Trust records and information, and upon representations from the reporting persons, the Trust believes that all Securities and Exchange Commission filing requirements applicable to Trustees, executive officers and beneficial owners of more than 10% of a registered class of equity securities of the Trust under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended January 31, 2003, were complied with.

SELECTION OF INDEPENDENT AUDITORS

        The Trustees have selected McGladrey & Pullen, LLP as independent auditors to examine the books, records and accounts of the Trust for the fiscal year ending January 31, 2004. McGladrey & Pullen were the independent auditors of the Trust for the fiscal year ended January 31, 2003 and is considered by the Trustees to be well qualified.

        Representatives of McGladrey & Pullen are expected to be present at the 2003 Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Independent Auditors

        On January 6, 2003, the Trust engaged McGladrey & Pullen, LLP to act as the Trust's principal independent accountant to audit the Trust's financial statements, replacing KPMG LLP which was dismissed as the Trust's principal independent accountant on the same date. The decision to change independent auditors was recommended and approved by the Audit Committee of the Board of Trustees of the Trust. The Trust reported this change in independent auditors in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.

        The reports of KPMG on the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in its report.

        In connection with the audits of the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        During the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, the Trust did not consult with McGladrey & Pullen regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Trust's financial statements or any of the matters described in the immediately preceding paragraphs.

Audit Fees

        The aggregate fees for professional services rendered by McGladrey & Pullen for the audit of the Trust's annual financial statements for the fiscal year ended January 31, 2003 were $100,275. The aggregate fees for professional services rendered by KPMG for reviewing the interim financial statements included in the Trust's quarterly reports on Form 10-Q filed during the fiscal year ended January 31, 2003 were $34,000.

Financial Information Systems Design and Implementation Fees

        No professional services were rendered to the Trust by McGladrey & Pullen or KPMG during the fiscal year ended January 31, 2003 in connection with the design or implementation of financial information systems.

All Other Fees

        The aggregate fees for all other services rendered by McGladrey & Pullen and KPMG during the fiscal year ended January 31, 2003, other than the services described in "Audit Fees" or "Financial Information Systems Design and Implementation Fees" above, were $32,000 and $2,250, respectively. These fees represent amounts paid for tax compliance and tax consulting services. The Audit Committee of the Trust has considered whether the provision of non-audit services is compatible with McGladrey & Pullen and KPMG maintaining their respective independence from the Trust.

OTHER MATTERS

        The Trustees know of no matters to be presented for action at the 2003 Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

SHAREHOLDER PROPOSALS

        If a shareholder intends to present a proposal at the 2004 Annual Meeting, it must be received by the Trust for consideration for inclusion in the Trust's Proxy Statement and form of proxy relating to that meeting on or before January 20, 2004. A shareholder who wishes to present a proposal at the 2004 Annual Meeting, but not have such proposal included in the Trust's Proxy Statement and form of proxy relating to that meeting, must notify the Trust of such proposal before April 8, 2004. If notice of the proposal is not received by the Trust by such date, then the proposal will be deemed untimely and the Trust will have the right to exercise discretionary voting authority and vote proxies returned to the Trust with respect to such proposal.

REVOCATION OF PROXIES

        A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Shares or by giving notice in writing to the Trust's Secretary or in an open meeting.

SOLICITATION OF PROXIES

        In addition to the solicitation of proxies by mail, regular officers and employees of the Trust may solicit the return of proxies by mail, telephone, telegram or personal contact, for which they will not receive additional compensation. The Trust will pay the cost of soliciting proxies in the accompanying form. The Trust will reimburse brokers or other persons holding Shares in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

By order of the Board of Trustees
MARC E. BERG Secretary
May 19, 2003

INNSUITES HOSPITALITY TRUST	P R O X Y THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEES
PLEASE SIGN AND RETURN THIS PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING	The undersigned hereby appoints JAMES F. WIRTH and ANTHONY B. WATERS as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned on April 21, 2003 at the Annual Meeting of Shareholders to be held on June 20, 2003 or at any adjournments thereof.
	1.	Election of Trustee.
		FOR the nominee listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for nominee listed below
MARC E. BERG
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND	2.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be signed, on the other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

Please sign exactly as name appears below.	When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated: , 2003
Signature
Signature if held jointly

Please Sign and Return the Proxy Card Promptly

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF TRUSTEE (Item 1 on the Proxy Card)
AUDIT COMMITTEE REPORT
COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS
Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values
OWNERSHIP OF SHARES
Five Percent Beneficial Owners and Beneficial Ownership of Trustees, Nominees and Executive Officers
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
SHAREHOLDER PROPOSALS
REVOCATION OF PROXIES
SOLICITATION OF PROXIES